Exhibit 14.1
OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC INCOME II, INC.
OAKTREE STRATEGIC CREDIT FUND
Code of Business Conduct
I.INTRODUCTION
This Code of Business Conduct (this “Code”) has been adopted pursuant to Section 406 of Regulation S-K and, in the case of Oaktree Specialty Lending Corporation (a “Publicly Traded BDC”), Section 5610 of the NASDAQ Stock Market Rules. The provisions contained herein apply to the principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions (collectively, the “Senior Financial Officers”) and all other officers, employees and directors (collectively with the Senior Financial Officers, the “Covered Persons”) of Oaktree Specialty Lending Corporation, Oaktree Strategic Income II, Inc. and Oaktree Strategic Credit Fund (each, a “Company” and collectively, the “Companies”).
This Code is intended to foster a culture of honesty and accountability. It also helps individuals recognize and deal with ethical issues and explains procedures for the reporting of unethical conduct. Covered Persons should conduct themselves in all circumstances in accordance with the duty of care, integrity and honesty, which are the general guiding principles of this Code. Although it is sometimes difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of a Company’s policies regarding ethics depends on the judgment and integrity of its personnel rather than on any set of written rules. Accordingly, Covered Persons must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below.
II.STANDARDS OF CONDUCT
Pursuant to this Code, Covered Persons must:
•engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•comply with this Code and all applicable governmental laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies;
•pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in a Company’s business; and
•not take inappropriate advantage of their positions for their personal benefit.
If Covered Persons have any questions about how this Code should be applied in a particular situation, they should promptly contact the applicable Company’s Chief Compliance Officer. Covered Persons are also encouraged to talk to appropriate supervisors, managers or other

Exhibit 14.1
appropriate personnel when in doubt about the best course of action in a particular situation. The Chief Compliance Officer has been designated with the responsibility to explain and implement this Code for each Company and all Covered Persons.
III.Conflicts of Interest
A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of a Company. A conflict situation can arise when Covered Persons take actions or have interests that may make it difficult to perform their Company work objectively and effectively. Conflicts of interest also arise when Covered Persons or members of their families receive improper personal benefits as a result of their position in a Company.
Loans to, or guarantees of obligations of, Covered Persons are of special concern. It is unlawful for a Company, directly or indirectly, including through any subsidiary, to extend or maintain credit, or arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any of its directors or executive officers (or equivalent persons).
If Covered Persons are uncertain as to whether a real or apparent conflict exists in any particular situation between their interests or the interests of a Company, they should consult the Chief Compliance Officer immediately. Honesty at all times and in all things is an essential part of each Covered Person’s responsibility to a Company. A lack of integrity with a Company will not be tolerated.
Each Company will be externally managed and advised by Oaktree Fund Advisors, LLC (together with its affiliates, the “Adviser”). Oaktree Fund Administration, LLC provides administrative services to each Company. Some of the Covered Persons may also be officers or employees of the Adviser. The Adviser furnishes advisory services to clients in addition to each Company. The Adviser has adopted policies and procedures that address, among other things, the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest, which policies and procedures are designed to ensure that all client accounts, including each Company, are treated equitably over time.
Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the relationship between a Company, the Adviser and/or Covered Persons that are officers, employees and/or directors of more than one of such entities. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether for a Company or the Adviser), be involved in establishing policies and implementing decisions that will have different effects on a Company and the Adviser. The participation of the Covered Persons in such activities is inherent in the relationship between a Company and the Adviser and is consistent with the performance by the Covered Persons of their duties as officers, employees and/or directors of a Company. Accordingly, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended, such activities will be deemed to have been handled ethically and to not constitute a “conflict of interest” for purposes of this Code.
Nothing in this Code shall be construed to restrict the right of the Adviser to engage in any activity or business that it is permitted to engage in under the Investment Advisory Agreement

Exhibit 14.1
between the Adviser and a Company or to restrict any Covered Person who is also a member, manager, partner, director, officer or employee of the Adviser from taking any action in connection therewith.
IV.Corporate Opportunities
Covered Persons are prohibited from (a) taking for themselves personally opportunities that are discovered through their positions with a Company, (b) using Company property, information or position for personal gain and (c) competing, or preparing to compete, with a Company. Subject to applicable law and the policies and procedures of a Company and the Adviser (including those described above), directors and officers of a Company owe a duty of loyalty to the Company to advance its interests.
V.Confidentiality
Covered Persons should maintain the confidentiality of information entrusted to them by a Company, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to a Company, if disclosed. Confidential information acquired in the course of work may not be used by Covered Persons for personal advantage.
VI.Fair Dealing
Covered Persons should endeavor to deal fairly with colleagues and a Company’s stockholders. Covered Persons may not intentionally take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing improper disclosure of such information by past or present employees of other companies is prohibited.
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage. In addition, the various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to their officials and employees. The offer or acceptance of cash gifts or cash equivalents to or from any entity that does or seeks to do business with or on behalf of a Company is prohibited. No gift or entertainment should ever be offered or accepted by a Covered Person or his or her family members unless it (a) is consistent with customary business practices, (b) is not excessive in value, (c) cannot be construed as a bribe or payoff, (d) does not violate any laws or regulations and (e) does not violate applicable Company policies and, in the case of Covered Persons who are also officers or employees of the Adviser, applicable Adviser policies regarding the offer and receipt of gifts. Covered Persons should discuss with the Chief Compliance Officer any gifts or proposed gifts that they think may be inappropriate.
VII.Protection and Proper Use of Assets
Covered Persons should protect a Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

Exhibit 14.1
VIII.Compliance with Laws, Rules and Regulations
Covered Persons are expected to be familiar and comply with applicable laws and regulations in conducting the business of a Company, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If Covered Persons have any questions with respect to any such law or regulation, they should consult with a Company’s Chief Compliance Officer. If Covered Persons become aware of any violations of this Code, they must report them. See Article XII of this Code for further discussion.
IX.Insider Trading
Trading in the stock or securities of a company by a person who is aware of material, non-public information about that company is considered “insider trading”. Information is “material” if a reasonable investor would consider such information important in a decision to buy, hold or sell the securities. Information is non-public until it has been broadly disclosed to the marketplace and the marketplace has had time to absorb the information. Examples of adequate disclosure include public filings with the Securities and Exchange Commission and the issuance of press releases.
Insider trading and the sharing of material, non-public information with any other person who then trades in securities or passes the information on further (called “tipping”) is illegal. The personal consequences of insider trading or tipping can be severe and include possible imprisonment and significant fines. Individuals who involve themselves in insider trading or tipping are subject to immediate termination.
Covered Persons may not use material, non-public knowledge of portfolio transactions made or contemplated for a Company or the Adviser, to trade personally or cause others to trade personally in contemplation of the market effect of such transactions. In addition, any transactions by Covered Persons or members of their immediate families in a Company’s own securities must comply with the Company’s and the Adviser’s Securities Trading Policy. If a Covered Person has any doubts as to the propriety of any sale or purchase of securities, he or she should seek advice from the Chief Compliance Officer before undertaking the transaction.
X.Accurate and Timely Disclosure
Covered Persons involved in the preparation of reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by a Company (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents), and those involved in the preparation of other public communications made by a Company, shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, Covered Persons shall provide accurate financial and accounting data for inclusion in such disclosures. Covered Persons involved in the financial reporting and disclosure process must be familiar with and comply with a Company’s disclosure controls and procedures and internal control over financial reporting. Covered Persons who contribute in any way to the preparation or verification of financial statements and other financial information must ensure that books, records and accounts are accurately maintained.

Exhibit 14.1
Covered Persons shall not knowingly falsify information, misrepresent material facts or omit material facts necessary to avoid misleading a Company’s independent public auditors or investors. Covered Persons are never permitted to take any action to coerce, manipulate, mislead or fraudulently influence a Company’s independent auditors in the performance of their audit or review of the Company’s financial statements. Covered Persons must report to the Chief Compliance Officer any information concerning (a) deficiencies in the design or operation of disclosure and internal controls that could adversely affect the ability to record, process, summarize and report financial data or (b) any fraud, material or not, that involves internal controls.
XI.Waivers
Any waiver of this Code for executive officers or directors may be made only by a Company’s Board of Directors or a committee of the Board of Directors. Any such waiver shall be promptly disclosed in accordance with any applicable rules and regulations (including NASDAQ rules in the case of the Publicly Traded BDC). Any amendment or waiver for an officer or director must be disclosed within four (4) business days following such amendment or waiver by distributing a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC, or in such other manner as may be required by applicable SEC and NASDAQ rules.
XII.OTHER POLICIES AND PROCEDURES
This Code shall be the sole code of conduct adopted by a Company for purposes of Item 406 of Regulation S-K and the sole code of conduct adopted by the Publicly Traded BDC under Section 5610 of the NASDAQ Stock Market Rules. The codes of ethics of each Company and the Adviser adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, respectively, are separate requirements applying to Covered Persons and others, and are not part of this Code.
XIII.Reporting of Known or Suspected Violations
Instructions for reporting known or suspected violations may be found in each Company’s Whistleblower Policy, available on each Company’s website.
XIV.Accountability for Violations
If the Audit Committee determines that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offender may be disciplined for noncompliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved that a violation has been determined, a written letter of reprimand by the Audit Committee, disgorgement, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of employment. Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending person and a Company. Officers, directors and employees of a Company are expected to cooperate in all internal investigations of misconduct.

Exhibit 14.1
XV.STANDARDS FOR RECORDKEEPING
Personnel must at all times endeavor to ensure that a Company’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.
XVI.No Rights Created
This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Persons in the conduct of a Company’s business. It is not intended to and does not create any rights in any employee, supplier, competitor, stockholder, portfolio company or other person or entity.
Last updated: December 2021